EXHIBIT 99.1

Advanced Biotherapy, Inc. Discloses Patent Pending for Exclusive Use of Antibodies to Gamma Interferon in the Treatment of Psoriasis, Vitiligo and Alopecia Areata

WOODLAND HILLS, Calif.— (BW HealthWire)—May 28, 2002— Advanced Biotherapy, Inc. (OTCBB: ADBV-news) announced today that it has a patent application pending for the exclusive use of any form of antibody to gamma interferon (IFN-g) for the treatment of Psoriasis, Vitiligo and Alopecia Areata. As previously reported, The United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of IFN-g antibodies — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis. The company also has a patent application pending for the exclusive use of any form of antibody to gamma interferon (IFN-g) for the treatment of Crohn’s Disease.

Commenting on this announcement, Mr. Edmond Buccellato, President and Chief Executive Officer, stated, “This additional important pending patent application covering these autoimmune diseases further enhances our patent portfolio which already covers treatment of several autoimmune diseases.”

Psoriasis is a chronic skin disease characterized by periodic flare-ups of a clearly defined reddish, scaly rash that is most often located on the elbows, knees, scalp, ears, and lower back. Nails are affected in various ways in many people with psoriasis, and approximately 10-15% of those with the condition will develop inflammatory arthritis (Psoriatic Arthritis). Simon Skurkovich, M.D., Vice President of Research and Development and pioneer of anticytokine therapy for autoimmune conditions stated, “That in pilot studies, after a full 7-day course of therapy, papular psoriatic lesions disappeared.” According to the National Psoriasis Foundation, Psoriasis affects more than 7 million Americans.

Vitiligo is a condition that affects skin coloration. With Vitiligo, the special cells that make pigment (the substance that controls skin color) are destroyed, resulting in patches of discolored skin. Vitiligo often affects the chest and abdomen, but may be found on the face around the mouth, nostrils and eyes. This condition usually occurs in people suffering from Type 1 diabetes. There is no specific treatment for Vitiligo. Dr. Skurkovich further commented, “That on day 10 after a short-course of therapy in a pilot study, all patients showed loss of well-defined borders between normal and hypopigmented skin.” According to the Vitiligo Research Foundation, this condition affects about 1% to 2% of the US population, or about 3 to 6 million people. In some countries, the incidence is even higher. Worldwide, there are thought to be more than 100 million people with the condition.

Alopecia Areata is a highly unpredictable, autoimmune skin disease resulting in the loss of hair on the scalp and elsewhere on the body. In patients suffering from Alopecia Areata, the affected hair follicles are mistakenly attacked by a person’s own immune system (white blood cells), resulting in the arrest of the hair growth stage. Alopecia Areata usually starts with one or more small, round, smooth bald patches on the scalp and can progress to total baldness. Dr. Skurkovich concluded by stating, “That in a pilot study for this disease, four weeks after a short-course of therapy, patients developed thin depigmented fine hair. After another 2-4 weeks, intensive growth of normal hair was observed in the treated lesions.” According to the National Alopecia Areata Foundation, this common but very challenging and capricious disease affects approximately 1.7 percent of the population overall, including more than 4 million people in the United States alone.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patent issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Contact:

     Advanced Biotherapy, Inc.
     Edmond Buccellato, 818/883-6716, Ext. 2
     Keith Gregg, Business Development, Ext. 3
E-mail: ed@advancedbiotherapy.com
             keith@advancedbiotherapy.com
     Website: www.advancedbiotherapy.com